Exhibit 10.7

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the "Agreement") is effective as of August 1, 2016 (the "Effective Date") by and between Juneau Biosciences, LLC (hereinafter "LICENSOR"), a Utah corporation having its principal place of business at 2749 East Parleys Way, Suite 210, Salt Lake City, UT 84109, and Predictive Therapeutics, LLC (hereinafter "LICENSEE"), a Utah limited liability company having its principal place of business at 2749 Parleys Way, Suite 101, Salt Lake City, Utah 84109 (collectively, the "Parties").

WITNESSETH:

WHEREAS, LICENSOR is engaged in the development of genetic tests for the determination of the existence and the predisposition of endometriosis and related conditions, and treatments therefor;

WHEREAS, LICENSOR is the named assignee for several patent applications including nonprovisional US patent application SIN 12/120,322 to Kenneth Ward entitled "Method of Administering a Therapeutic", having a filing date of May 14, 2008 and having published as US 2008/0306034 (hereinafter the '322 Application);

WHEREAS, LICENSEE is engaged in the development and marketing of therapeutics;

WHEREAS, LICENSEE is owner of provisional US patent application SIN 61/825,587 to Bradley Robinson entitled "Therapeutic and Method of Use", having a filing date of May 21, 2013 (hereinafter the '587 Application); and

WHEREAS, LICENSOR desires to provide and LICENSEE desires to obtain certain rights under the 322 Application.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1  Test - The term "Test" as used herein shall mean a test for the genetic determination of risk of existence of endometriosis or predisposition for endometriosis.

Section 1.2 Endometriosis Therapeutic - The term "Endometriosis Therapeutic" as used herein shall mean any therapeutic, the manufacture, use, sale, or offer of sale of which would, absent an agreement to the contrary, constitute an infringement of (i) the'587 Application or any nonprovisional, continuation, divisional, continuation in part, or foreign counterpart application claiming priority to the'587 Application,and any patent that may issue therefrom or (ii) any other patent(s) owned by LICENSEE which protect a therapeutic treatment for endometriosis (collectively, the "Therapeutic Patents").

Section 1.3 Companion Diagnostic Tests - The term "Companion Diagnostic Tests" as used herein shall mean any Test for the administration of a Therapeutic, the use, sale, or offer of sale of which would, but for this Agreement, constitute an infringement of the '322 Application or any continuation, divisional, continuation in part, or foreign counterpart application claiming priority to the '322 Application, and any patent that may issue therefrom (collectively, the "Test Patents").

ARTICLE II

License Grant

Section 2.1 Grant of License - LICENSOR hereby grants and agrees to grant to LICENSEE andits subsidiaries, during the term of this Agreement, an irrevocable, limited, exclusive, world-wide, royalty bearing license to use Companion Diagnostic Tests as the rationale for and as an on-label indication for Endometriosis Therapeutic as defined in Section 1.2.

Section 2.2 Manufacture of Companion Diagnostic Test - LICENSOR and LICENSOR's partners, contractors and assignees have the exclusive responsibility to manufacture, commercialize, and widely promote the Companion Diagnostic Tests.

Section 2.3 Transfer or Assignment- Nothing in this Agreement shall give LICENSEE the right to transfer or assign its rights to any third party, absent prior written permission of LICENSOR, which shall not be withheld unreasonably.

ARTICLE III

Compensation

Section 3. License Fee - In order to secure the rights to license the Test Patents, upon execution of this Agreement, LICENSEE shall pay LICENSOR a licensing fee of two hundred fifty thousand dollars ($250,000). Of that amount, one hundred thousand dollars ($100,000) is due on the Effective Date and one hundred fifty thousand dollars ($150,000) is due on or before the ninety (90) day anniversary of the Effective Date.

Section 3.2 Milestone Payment - In order to maintain the rights to license the LICENSEE shall issue to LICENSOR 250,000 shares of restricted common stock of Predictive Technology Group, Inc. to be issued to LICENSOR on or before October 19, 2016. The LICENSEE shall pay an additional milestone payment to LICENSOR in the amount of Two Hundred Fifty Thousand Dollars ($250,000) on or before September 1, 2017.

Section 3.3 FDA Approval Milestone Payment- In order to maintain the rights to license the Test Patents, upon FDA approval of any Companion Diagnostic Tests, LICENSEE shall pay LICENSOR a milestone payment of two hundred fifty thousand dollars ($250,000).

Section 3.4 Royalty - Subject to Section 3.5, in order to maintain the rights to license the Test Patents, LICENSEE shall pay LICENSOR a royalty at the rate of two percent (2.0%) on all revenue LICENSEE receives for the sale of Endometriosis Therapeutic, ("Therapeutic Royalty"). Said Royalties shall be paid quarterly with payments due by April 30th, July 31st, October 31st and January 31st, respectively for sales made in the three month period immediately preceding the respective payment due dates.

Section 3.5 Minimum Quarterly Royalty-Subject to Section 3.5, beginning in the third quarter after LICENSEE obtains FDA approval of an Endometriosis Therapeutic, and for the duration of this Agreement, LICENSEE shall pay LICENSOR a minimum quarterly royalty of one hundred thousand US dollars ($100,000). If LICENSEE's sales are not sufficient to pay the minimum quarterly royalty, then LICENSEE shall pay additional royalty amounts to LICENSOR so that the total quarterly royalty payments equal the one hundred thousand dollar ($100,000) minimum.

Section 3.6 Suspension of Royalty Obligations- During any quarterly period during which LICENSOR and LICENSOR's partners, contractors and assignees fail to meet the minimum sales and distribution milestones specified in Schedule 3.5, then, during such quarterly period, LICENSEE's obligation to pay the Therapeutic Royalty and minimum quarterly royalty under Section 3.4 shall be waived.

Section 3.7 Interest Fee-LICENSEE shall pay interest to LICENSOR upon any and all amounts overdue and payable under this Agreement at the rate of one percent (1%) per month (if lawful, and if not lawful at the maximum rate permitted by law) from the due date through the date of payment.

Section 3.8 Reports-LICENSEE shall send written royalty statements to LICENSOR with each royalty payment showing the royalty payment and the basis for calculating such royalty payment.

Section 3.9 Records - LICENSEE shall keep full, clear and accurate records with respect to Companion Diagnostic Tests for which royalties are or may be due and payable pursuant to this Agreement. Such records shall be kept at LICENSEE's usual place of business and shall be available for inspection once per year, on reasonable notice during regular business hours, for three (3) years following the calendar year to which the records pertain. Any inspections shall be conducted by an independent certified public accountant selected by LICENSOR solely for the purposes of verifying LICENSEE ' s royalty statement.

ARTICLE IV

Te1m and Termination

Section 4.1 Term - The term of this Agreement shall commence as of the Effective Date and shall continue for the full term and period of enforceability of the last to expire patent of the Test Patents unless earlier terminated in accordance with the further paragraphs of this section.

Section 4.2 Termination - This Agreement may be terminated by LICENSEE for any reason at any time following the expiration of 30 days written notice to LICENSOR. Termination will not cancel what was owed prior to termination.

Section 4.3 Termination on Default - If LICENSEE shall at any time default in paying any undisputed payment of monies due in accordance with this Agreement, and such default shall not be cured within sixty (60) days after notice from LICENSOR to LICENSEE specifying the nature of the default, LICENSOR shall then and thereafter have the right to terminate this Agreement by giving written notice of termination to LICENSEE, and upon the giving of such notice of termination, this Agreement shall terminate on the tenth (10th) day after such notice is given. LICENSEE shall have the right to cure any such default up to but not after the giving of such notice of termination.

Section 4.4 Other Termination - This Agreement may be terminated by LICENSOR upon the expiration of30 days following written notice given to LICENSEE, if LICENSEE does not cure, or begin to cure and diligently pursue the cure of the following events, upon or after:

(a)the filing by LICENSEE of a petition in bankruptcy or insolvency;

(b)any adjudication that LICENSEE is bankrupt or insolvent;

(c)the filing by LICENSEE of a petition or answer seeking reorganization or readjustment under any law relating to insolvency or bankruptcy;

(d)the appointment of a receiver with respect to all or substantially all of the property of LICENSEE;

(e)the institution by LICENSEE of any proceedings for liquidation or the winding up of its business other than for purposes of reorganization , consolidation or merger; any adjudication that LICENSEE is bankrupt or insolvent; or

(f)any material breach in fulfilling any other material obligation or performance under this Agreement.

ARTICLEV

Section 5.1-Miscellaneous Provisions- LICENSOR warrants and represents that:

(a) The Companion Diagnostic Tests are the LICENSOR' s original work in all respects , and, to the best of LICENSOR's knowledge, information and belief, in no way infringe upon the copyright, patent, trademark , or trade secret or any other rights, common law or statut01y, of any third party and neither the Companion Diagnostic Tests, nor LICENSOR's execution and performance of this Agreement, violates any other Agreement, express or implied, oral or written.

(b) The Companion Diagnostic Tests and all rights in and to the Companion Diagnostic Tests have not been sold, transferred, licensed , pledged, assigned or encumbered, or otherwise disposed of, and the Companion Diagnostic Tests and all rights in and to the Companion Diagnostic Tests are free of all liens, claims, encumbrances , and equities of third parties;

(c) Without limiting any other representation or warranty, to the best of LICENSOR's knowledge, information and belief, the development, manufacture, production, marketing, distribution, display and/or sale of the Companion Diagnostic Tests will not in any way infringe upon any rights of any third party; and

(d) LICENSOR will not, at any time, do or cause to be done any act or thing to contest, impair or interfere with any part of LICENSEE's License, except as provided in Sections 4.3 and 4.4 of this Agreement.

Section 5.2 Contest and Admissions - By unde1taking this Agreement, LICENSEE agrees that during the term of this Agreement, it will not contest the validity or enforceability of the Patents or make any argument that the royalty obligations set fo1th herein are not due when due, or are otherwise unearned, by reason of any allegation of invalidity or unenforceability of the Test Patents.

Section 5.3 Construction-This Agreement is the product of the efforts of both Patties, and neither of the Patties separately should be considered the drafter of this Agreement, or any of its provisions, and the Patties agree that this Agreement shall not be construed for or against any of the Parties based on authorship. The headings of Articles and Sections in this Agreement are included herein for convenience and shall not be considered in construing this Agreement.

Section 5.4 Extraneous Writings - This Agreement sets f01th the entire understanding between LICENSEE and LICENSOR and supersedes all previous understandings, agreements, communications, and representations, whether written or oral, concerning the subject matter to which this Agreement relates.

Section 5.5 Litigation and Jurisdiction - Any litigation brought against LICENSOR under this Agreement shall be brought exclusively in the state or federal courts located in the state of Utah, and any litigation brought against LICENSEE under this Agreement shall be brought exclusively in the state or federal courts located in the state of Utah. The Parties agree to personal jurisdiction, and venue for suits filed in accordance with this Section.

Section 5.6 Appointment - LICENSOR shall have the first right to (i) enforce and protect all rights in and to the Companion Diagnostic Tests, (ii) prevent infringement, and (iii) litigate and collect any damages and judgments arising from any infringement of the Companion Diagnostic Tests (individually and collectively, "Claims"). In the event that LICENSOR elects not to pursue any Claims, then, only with respect Claims LICENSOR has elected not to pursue, LICENSOR shall appoint LICENSEE its attorney-in fact, in LICENSOR's name or in LICENSEE's name, for the benefit of LICENSEE, to (i) enforce and protect rights in and to the Companion Diagnostic Tests, (ii) prevent infringement, and (iii) litigate and collect any damages and judgments arising from any infringement of the Companion Diagnostic Tests. LICENSOR agrees to provide reasonable availability and cooperation to LICENSEE in LICENSEE's effo1is to police and enforce LICENSEE's rights under this Agreement, including without limitation, LICENSEE's efforts to prevent infringement of the Test Patents. In the event LICENSEE successfully enforces and protects its rights against infringement in and to any Licensed Test, LICENSEE will pay LICENSOR an amount equal to fifty percent (50.0%) of the recove1y of any sums actually received less legal fees and the costs and expenses incurred by LICENSEE in connection with such enforcement and protection. For example, if LICENSEE recovers $500,000 concerning a Licensed Test and incurs $250,000 in legal fees, costs and expenses, LICENSEE will pay LICENSOR $125,000.

Section 5.7Effect - Upon the expiration or sooner termination of this Agreement, LICENSEE may continue to fill any open orders for Companion Diagnostic Tests, and, for a period of three hundred and sixty five (365) days, distribute ("Sell-off Period") and sell any Companion Diagnostic Tests in its possession or control. No termination of this Agreement shall relieve LICENSEE of its obligations to pay any Royalty then due and owing to LICENSOR, or to pay Royalties for sales during the Sell-off Period, nor relieve LICENSOR of its warranties and obligations hereunder, including those in Sections 5.1, 5.2, and 5.7 of this Agreement. All such warranties and obligations shall survive any termination of this Agreement.

Section 5.8 Confidentiality - The Parties agree that they will not disclose to anyone (except as may be appropriate in the performance of its obligations under this Agreement or as required by court order) any confidential information, proprietary knowledge or trade secrets of the other party ("Confidential Information"), including without limitation, information about the Companion Diagnostic Tests now or at any time in the future. Any information that the Patties consider Confidential Information, and is provided to one party by the other patty shall be reduced to a written format and marked as "Confidential".

Section 5.9 Assignability - This Agreement will be binding upon and inure to the benefit of LICENSOR, LICENSEE, and their respective successors and assigns, provided, however, that LICENSEE may not assign this Agreement, or its rights hereunder, without LICENSOR's prior written consent, which consent shall not be unreasonably withheld, except that LICENSEE may assign this Agreement as a part of a sale, transfer or merger involving substantially all of LICENSEE's assets.

Section 5.10 Notice - Any notice contemplated by this Agreement will be sufficient if it is sent certified or registered mail, first-class postage prepaid, if to LICENSOR, at its address set forth in this Agreement, and if to LICENSEE, at its address set fo1th in this Agreement.

Section 5.11No Partnership - Nothing contained in this Agreement shall be construed to create a partnership or joint venture relationship between the Parties. Neither patty is the agent or legal representative of the other, nor has the power to bind or obligate the other, except as provided in Section 5.7 of this Agreement.

Section 5.12 Force Majeure - Neither LICENSEE nor LICENSOR shall be responsible for any failure or delay in the performance of its obligations under this Agreement because of circumstances beyond its reasonable control, including, without limitation, acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, labor disputes, governmental actions, or inability to obtain labor, material, equipment, or transportation, nor shall any such failure or delay afford a party the right to terminate this Agreement.

Section 5.13 Amendment and Restatement- This Agreement amends and restates in its entirely the License Agreement dated August 16, 2013, by and between the parties hereto, and all amendments thereto.

IN WITNESS WHEREOF, the Patties do hereby execute this Agreement to be effective as of the date first written above.

Juneau Biosciences, LLC

By:/s/ Kenneth Ward

Its: President

Predictive Therapeutics, LLC

By:/s/ Bradley Robinson

Its: President

SCHEDULE 3.5

	2017	2018	2019	Subsequent Years
Number of OB-GYN Symptomatic IVD Kits (FDA approved) on an annual basis	Launch test	240,000	407,000	407,000
Number of OB-GYN Symptomatic IVD Kits (FDA approved) on a quarterly basis	Launch test	60,000	101,750	101,750